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EXHIBIT 23.2

Consent of Independent Certified Public Accountants



American Architectural Products Corporation
Boardman, Ohio

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Form S-4 Registration Statement of our reports dated February 26, 1998, relating to the 1996 and 1997 consolidated financial statements and schedules of American Architectural Products Corporation and our report dated April 28, 1997 relating to the combined financial statements of Mallyclad Corporation and Vyn-L Corporation appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

We also consent to the reference to us under the caption "Independent Auditors" and "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure" in the prospectus.


                                                 BDO SEIDMAN, LLP

Troy, Michigan
March 25, 1999